UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2021

Sun Country Airlines Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-40217	82-4092570
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2005 Cargo Road Minneapolis, MN	55450
(Address of principal executive offices)	(Zip Code)

(651) 681-3900

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SNCY	The Nasdaq Stock Market LLC

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On December 17, 2021, the Board of Directors (the “Board”) of Sun Country Airlines Holdings, Inc. (the “Company”) appointed Marion Blakey as an independent director, effective as of December 17, 2021. Ms. Blakey will serve as a Class II director whose initial term will expire upon the Company’s 2023 annual meeting of stockholders. Ms. Blakey has not been appointed as a member of any committee of the Board at this time; however, the Company expects to appoint her to one or more committees of the Board in the future.

Ms. Blakey currently serves as a non-executive director for several corporations and organizations, having retired from Rolls-Royce North America Inc. in 2018 as President and Chief Executive Officer. Prior to joining Rolls-Royce, Blakey served as President and Chief Executive Officer of the Aerospace Industries Association for eight years. From 2002 to 2007, Blakey was Administrator of the Federal Aviation Administration. Prior to 2002, she held several senior positions including Chairman of the National Transportation Safety Board and Administrator of the U.S. Department of Transportation’s National Highway Traffic Safety Administration, as well as ran her own consulting firm focusing on transportation and infrastructure issues.

Ms. Blakey has received numerous honorary degrees and awards including the National Aeronautic Association’s 2011 Henderson Trophy, Aviation Week & Space Technology’s 2013 Laureate Award, and the National Aeronautic Association’s 2013 Wright Brothers Memorial Trophy, and most recently, the Carol B. Hallett Award from the U.S. Chamber of Commerce and the L. Welch Pogue Award from Aviation Week & Space Technology and the International Aviation Club. Blakey’s board experience is vast, and includes recent roles serving on the board of Alaska Airlines Group and NASA’s National Advisory Council.

Blakey graduated from Mary Washington College of the University of Virginia before continuing graduate work at Johns Hopkins University, School of Advanced International Studies.

Ms. Blakey will receive the annual cash and equity compensation received by each of the Company’s independent directors, and which includes an annual cash payment of $50,000 paid quarterly, in arrears, beginning from her date of appointment, and an annual equity grant following each annual meeting of the company’s stockholders having a grant value of $120,000. Ms. Blakey will also receive a grant of restricted stock units upon appointment having a grant value of $120,000. All non-employee directors are also reimbursed for their reasonable out-of-pocket expenses incurred in attending Board and committee meetings.

The Company expects Ms. Blakey to enter into the standard director and executive officer indemnification agreement that it has with its directors and executive officers. A copy of the Company’s form of indemnification agreement was filed as Exhibit 10.39 to the Company’s Registration Statement on Form S-1 (File No. 333-252858).

There are no arrangements or understandings between Ms. Blakey and any other persons pursuant to which Ms. Blakey was selected as a director. There are no transactions, arrangements or relationships between the Company, on the one hand, and Ms. Blakey, on the other hand, which would require disclosure pursuant to Item 404(a) of Regulation S-K.

A copy of the Company’s press release announcing the appointment of Ms. Blakey is filed as Exhibit 99.1 attached hereto and is incorporated by reference herein.

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Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 20, 2021	SUN COUNTRY AIRLINES HOLDINGS, INC.

	By:	/s/ Eric Levenhagen
		Name:	Eric Levenhagen
		Title:	Chief Administrative Officer, General Counsel and Secretary

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